EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS


                                                            1999               1998              1997
                                                            ----               ----              ----
Net Earnings                                             $  992,020        $  893,489         $1,408,203
Dividends Paid                                             (554,346)         (682,368)          (620,812)
                                                         ----------        ----------         ----------
                                                         $  437,674        $  211,121         $  787,391
Weighted Average Shares Outstanding                          70,101            66,763             61,934
Earnings Per Share of Common Stock                       $     6.24        $     3.16         $    12.71